                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the prospectus constituting a part of this
Registration  Statement on Form SB-2, of our report dated July 26, 2004,  except for Note 14 (g) to the December 31, 2003  financial  statements,  which is dated
December 8, 2004, relating to the financial  statements of CepTor Corporation as of and for the years ended December 31, 2003 and the period from August 11, 1986
(date  of  inception)  to  December  31,  2003,  which  are  contained  in  that prospectus.  We also  hereby  consent to the  reference  to us under the heading
"Experts" in such Registration Statement.

Our report  contains an explanatory  paragraph  regarding  CepTor  Corporation's ability to continue as a going concern.

/s/ WithumSmith+Brown, P.C.

WithumSmith+Brown, P.C.
New Brunswick, New Jersey
December 28, 2005